Exhibit 99.1 N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Announces Sand Wash Basin Joint Development and
AMI Agreement

FORT WORTH, TEXAS (September 24, 2012) – Quicksilver Resources Inc. (NYSE: KWK) announces the execution of an agreement with SWEPI LP, a subsidiary of Royal Dutch Shell plc (NYSE: RDS.A), to jointly develop their oil and gas interests in the Sand Wash Basin in Northwest Colorado and to establish an Area of Mutual Interest (“AMI”) covering in excess of 850,000 acres in the basin.

The parties will each assign to the other a 50% working interest in the majority of their acreage in the Sand Wash Basin so that each party will own a 50% interest in approximately 330,000 acres and have the right to a 50% interest in any acquisition within the AMI. In addition, the agreement provides that SWEPI will pay Quicksilver an equalization payment for 50% of the differential in acreage contributed by Quicksilver in excess of the acreage that SWEPI contributes.

“This alliance with Shell in the Sand Wash Basin is a validation of Quicksilver’s efforts over the past two years to unlock significant oil reserves in the Niobrara shale formation. We will now combine our resources to push a much larger project forward,” said Quicksilver Chairman Toby Darden. “This agreement is in addition to - and independent of - the two joint ventures we referred to on our recent earnings conference call.”

SWEPI will be the operator of the majority of the lands subject to the agreement, although Quicksilver will continue to operate wells it drilled prior to the agreement and other designated lands.

Closing is expected to occur before year-end 2012 and is subject to customary due diligence and other closing conditions.

In unrelated news, regarding Quicksilver’s Horn River project in British Columbia, on September 7, 2012, Quicksilver Resources and NOVA Gas Transmission Ltd. (“NGTL”), a subsidiary of TransCanada Pipelines Limited, entered into an agreement to delay the targeted in-service date of the Komie North pipeline and meter station facilities from May 1, 2014 to August 1, 2015, and revise NGTL’s spend profile and Quicksilver’s obligations to provide related financial assurances in the form of letters of credit. As a direct result, NGTL released C$39 million of letters of credit that were previously posted to the project as of July 1, 2012. Quicksilver’s next scheduled letter-of-credit placement is April 1, 2014.

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About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Craig, Colorado; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements

Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give our current expectations or forecasts of future events.  Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements.  They can be affected by assumptions used or by known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Actual results may vary materially.  You are cautioned not to place undue reliance on any forward-looking statements.  You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.  Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations including environmental and climate change requirements; the effects of existing or future litigation; failure to or delays in completing Quicksilver’s proposed initial public offering of common units representing limited partner interests in a master limited partnership holding portions of our Barnett Shale assets; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business.  Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.  All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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Investor/Media Contacts
Quicksilver Resources
David Erdman
(817) 665-4023

KWK 12-17

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